UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934

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ACORN ENERGY, INC.
  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORN ENERGY, INC.
4 West Rockland Road
Montchanin, Delaware 19710

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at The Union League Club of New York, 38 East 37th Street, New York, New York 10016, on October 17, 2011 at 1:00 p.m. Eastern Daylight Time, for the following purposes, all as more fully described in the attached Proxy Statement:

(1)	the election of six directors to hold office until the 2012 Annual Meeting and until their respective successors are elected and qualified;

(2)
the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011;

(3)	an advisory vote on the compensation of the Company’s named executive officers;

(4)	an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

(5)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person.   You are also invited to be our guest for a buffet lunch to be held before the Annual Meeting beginning at 12:00 noon Eastern Daylight Time at the Union League Club of New York.

You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person.  This year we are furnishing our proxy materials to our stockholders who hold their shares through brokers over the Internet, as permitted by rules adopted by the Securities and Exchange Commission.  These stockholders should have received a notice containing instructions on how to access these materials and how to vote their shares online.  The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail.  If you previously requested that you receive annual meeting materials via e-mail, the e-mail contains voting instructions and links to the materials on the Internet. All stockholders may read, print and download our 2010 Annual Report and our Proxy Statement at www.proxyvote.com/004848.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2010 is enclosed.

By Order of the Board of Directors,

Montchanin, Delaware	JOE B. COGDELL, JR.
September 6, 2011	Secretary

ACORN ENERGY, INC.
4 West Rockland Road
Montchanin, Delaware 19710

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 17, 2011

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 p.m. Eastern Daylight Time on Monday, October 17, 2011, at The Union League Club of New York, 38 East 37th Street, New York, New York 10016, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about September 8, 2011 to each stockholder of record at the close of business on August 29, 2011 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2011 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of six directors to hold office until the 2012 Annual Meeting and until their respective successors are elected and qualified;

(2)
the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011;

(3)	an advisory vote on the compensation of the Company’s named executive officers;

(4)	an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

(5)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares “FOR” each of Proposals 1, 2 and 3, and “THREE YEARS” on Proposal 4 on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote.  There were 17,516,942 shares outstanding on the Record Date.

How do I vote my shares?

•
If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials.  Stockholders who own their shares through banks, brokers or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instruction in the Notice of Internet Availability of Proxy Materials. Internet and telephone voting will be available through 11:59 p.m. Eastern Daylight Time on October 16, 2011.

•
If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•
All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR all Directors in Proposal 1, FOR Proposals 2 and 3, and “3 YEARS” on Proposal 4.

As permitted by the Securities and Exchange Commission, or SEC, Acorn Energy is sending a Notice of Internet Availability of Proxy Materials to stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such stockholders will have the ability to access this Proxy Statement and the Company’s Annual Report at https://materials.proxyvote.com/004848. The notice also includes information as to how these stockholders may vote their shares.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your written notice of revocation to Joe B. Cogdell, Jr., our Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies.  For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. With respect to Proposal 1, the six nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board.  Approval of Proposals 2 and 3 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal.  Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of these proposals.

Stockholders may vote their shares concerning Proposal 4, frequency of future advisory votes on executive compensation, by selecting from among four choices (every one, two or three years, or abstain).  An abstention has no effect on the frequency vote.  The frequency choice that receives the greatest number of votes will be viewed as the advisory vote on this matter.  A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner.  Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the frequency vote.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2012 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc. 4 West Rockland Road, Montchanin, Delaware 19710, Attention: Joe B. Cogdell, Jr., Secretary, no later than the close of business on December 9, 2011.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2011 proxy statement, our By-laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2012 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting.  All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-laws.  A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time.  In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available.  Any stockholder may also obtain the results from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1707
Acorn Energy, Inc.
Attn: Joe B. Cogdell, Jr., Secretary
4 West Rockland Road
Montchanin, Delaware 19710

You should identify your communication as being from an Acorn Energy stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of August 29, 2011 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer of the Company named below in the Summary Compensation Table and certain other executive officers, (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of common stock Beneficially Owned (2)		Percentage of common stock Outstanding (2)
John A. Moore	1,135,245	(3)	6.4%
George Morgenstern	358,861	(4)	2.0%
Richard J. Giacco	94,429	(5)	*
Joe Musanti	59,200	(6)	*
Richard Rimer	155,000	(7)	*
Samuel M. Zentman	113,370	(8)	*
Michael Barth	108,828	(9)	*
Joe B. Cogdell, Jr.	103,100	(10)	*
William J. McMahon	10,500	(11)	*
Benny Sela	30,000	(12)	*
Lindon Shiao	5,684	(13)	*
All executive officers and directors of the Company as a group (11 people)	2,174,217	(14)	11.7%
Austin W. Marxe and David M. Greenhouse	1,045,116	(15)	6.0%
Artis Capital Management L.P.	976,292	(16)	5.6%

* Less than 1%
(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.  Percentage information is based on the 17,516,942 shares outstanding as of August 29, 2011.

(3)	Consists of 851,912 shares and 283,333 shares underlying currently exercisable options.
(4)	Consists of 61,922 shares, 247,500 shares underlying currently exercisable options, and 49,439 shares owned by Mr. Morgenstern’s wife.
(5)	Consists of 29,429 shares and 65,000 shares underlying currently exercisable options.
(6)	Consists of 4,200 shares and 55,000 shares underlying currently exercisable options.
(7)	Consists of 40,000 shares and 115,000 shares underlying currently exercisable options.
(8)	Consists of 50,870 shares and 62,500 shares underlying currently exercisable options.
(9)
Consists of 32,183 shares, 1,645 shares underlying currently exercisable warrants and 75,000 shares underlying currently exercisable options. Mr. Barth also owns 569 shares of our DSIT subsidiary representing approximately 4.0% of DSIT’s outstanding shares.

(10)	Consists of 28,100 shares and 75,000 shares underlying currently exercisable options.

(11)	Consists solely of shares. As a result of the sale of our CoaLogix subsidiary on August 31, 2011, effective such date, Mr. McMahon is no longer employed by, or otherwise associated with, the Company.
(12)	Consists of 20,000 shares and 10,000 shares underlying currently exercisable options. Mr. Sela also owns 925 shares of DSIT representing approximately 6.5% of DSIT’s outstanding shares.
(13)	Consists solely of shares.
(14)	Consists of 1,184,239 shares, 1,645 shares underlying currently exercisable warrants and 988,333 shares underlying currently exercisable options.
(15)
The information presented with respect to these beneficial owners is based on a Schedule 13G filed with the SEC on February 11, 2011.  Austin W. Marxe and David M. Greenhouse share sole voting and investment power over 221,368 shares of common stock owned by Special Situations Cayman Fund, L.P and 823,748 shares of common stock owned by Special Situations Fund III QP, L.P.  The business address for Austin W. Marxe and David M. Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(16)
The information presented with respect to this beneficial owner is based on a Schedule 13G filed with the SEC on February 14, 2011.  Artis Capital Management, L.P., Artis Capital Management, Inc., and Stuart L. Peterson share voting power and dispositive power over the shares.  Their business address is One Market Plaza, Stuart Street Tower, Suite 2700, San Francisco, CA 94105.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of the Company is currently comprised of seven seats, including one vacancy.  The Board of Directors has nominated Richard J. Giacco, John A. Moore, George Morgenstern, Joe Musanti, Richard Rimer and Samuel M. Zentman, all current Directors, for election as directors at the Annual Meeting to serve until the 2012 Annual Meeting and until their successors have been duly elected and qualified.  The nominees were recommended for nomination by a majority of the Company’s independent directors as required by NASDAQ. All nominees have consented to be named as such and to serve if elected.  The Board of Directors did not nominate a candidate to fill the presently vacant seventh Board seat.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees.  Stockholders cannot vote for more than the six nominees unless persons are nominated as candidates to fill the presently vacant seventh Board seat in accordance with Acorn Energy’s By-laws. Stockholders should specify their choices on the accompanying proxy card.  If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all six of the Board’s nominees.  If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of the Company’s By-laws are eligible for election as directors of the Company.  All nominations for director that are not timely delivered to the Company or that fail to comply with the requirements set forth in the Company’s By-laws will be excluded from the Annual Meeting, as provided in the By-laws.  A copy of the Company’s By-laws can be obtained from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.  Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the six nominees receiving the greatest number of votes will be elected as directors).

Nominees for Election

John A. Moore has been a director and President and Chief Executive Officer of the Company since March 2006. Mr. Moore was elected Chairman of the Board on March 25, 2009. Mr. Moore also served as a director of our former Comverge affiliate from March 2006 through January 2008.  Mr. Moore was the President and founder of Edson Moore Healthcare Ventures, which he founded to acquire $150 million of drug delivery assets from Elan Pharmaceuticals in 2002.  Mr. Moore was Chairman and EVP of ImaRx Therapeutics, a drug and medical therapy development company, from February 2004 to February 2006 and Chairman of Elite Pharmaceuticals from February 2003 to October 2004.  He is currently a member of the Board of Directors of Voltaix, Inc., a leading provider of specialty gases to the solar and semiconductor industries.  He was CEO of Optimer, Inc. (a research based polymer development company) from inception in 1994 until 2002 and Chairman from inception until its sale in February 2008 to Sterling Capital.

Key Attributes, Experience and Skills. Mr. Moore brings his strategic vision for the Company to the Board together with his leadership and business, deal making and investor relations skills. Mr. Moore has an immense knowledge of the Company and the energy technology industry which is beneficial to the Board. Mr. Moore’s service as Chairman and CEO of the Company bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function.

George Morgenstern, founder of the Company, has been a director since 1986. Mr. Morgenstern served as Chairman of the Board from June 1993 through March 2009 and has served as Chairman Emeritus since March 2009.  Mr. Morgenstern served as our President and Chief Executive Officer from our incorporation in 1986 until March 2006.  Mr. Morgenstern also serves as Chairman of the Board of DSIT.  Mr. Morgenstern served as a member of the Board of Directors of Comverge, Inc. from October 1997 to March 2006 and as Chairman until April 2003.

Key Attributes, Experience and Skills. Mr. Morgenstern, as founder of the Company, brings a unique perspective to the Board. Mr. Morgenstern has over 50 years of experience in all aspects of the computer software and systems industry and has special knowledge of the business environment in Israel. Mr. Morgenstern is an accomplished businessman experienced in fostering growth of developing companies. Mr. Morgenstern’s deep knowledge of the Company and his leadership and management experience are valuable resources to the Company. Mr. Morgenstern serves as Chairman of the Board of DSIT, and has a strong understanding of DSIT’s business and industry segment.

Richard J. Giacco was elected to the Board in September 2006.  Mr. Giacco has been President of Empower Materials, Inc., a manufacturer of carbon dioxide based thermoplastics, since January 1999.  Mr. Giacco was the Managing Member of Ajedium Film Group, LLC, a manufacturer of thermoplastic films from its inception until its sale in 2008.  Mr. Giacco served as Associate General Counsel of Safeguard Scientifics, Inc. from 1984 to 1990.

Key Attributes, Experience and Skills. Mr. Giacco brings strong operational and strategic background and valuable business, leadership and management experience to the Company. Mr. Giacco’s experience helping to lead the growth and ultimate sale of a family business provides strategic vision and insights as the Company implements its growth strategies. Mr. Giacco also brings legal experience to the Board having practiced law in both in-house and law firm settings.

Joe Musanti was elected to the Board in September 2007.  Since 2006, Mr. Musanti has served as President of Main Tape Inc., a leading manufacturer of surface protection film and paper products, based in Cranbury, New Jersey.  From 2003 to 2006, prior to becoming President, Mr. Musanti served as Vice President Finance of Main Tape.  Prior to that, Mr. Musanti was Vice President Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products where he held significant domestic and foreign, operational, managerial, financial and accounting positions.

Key Attributes, Experience and Skills. Mr. Musanti’s training and extensive experience in financial management at both public and private companies provide the Board with valuable insights and skills necessary to lead the Audit Committee. Mr. Musanti’s strong operational and business background complement his accounting and finance experience, and are valuable resources to the Board as it exercises its oversight duties and support of the Company’s growth strategies.

Richard Rimer was elected to the Board in September 2006. Mr. Rimer is a principal of Top Quartile Partners, an investment fund.  From 2001 to 2006, Mr. Rimer was a Partner at Index Ventures, a private investment company.  He formerly served on the boards of Direct Medica, a provider of marketing services to pharmaceutical companies, and Addex Pharmaceuticals, a pharmaceutical research and development company.  Prior to joining Index Ventures, Mr. Rimer was the co-founder of MediService, the leading direct service pharmacy in Switzerland and had served as a consultant with McKinsey & Co.

Key Attributes, Experience and Skills. Mr. Rimer brings to the Board broad business experience, and a deep understanding of capital markets. As a successful entrepreneur, Mr. Rimer founded a company in Holland which he successfully sold and went on to found MediService – one of Europe’s leading mail service pharmacies (sold to Galenica GALN-SW). While at Index Ventures, Mr. Rimer led work on multiple deals including sourcing, due diligence, deal structuring and negotiation, monitored growth of portfolio companies, syndicated subsequent financings, supported exit negotiations as well as helped with key recruits.  These experiences enable Mr. Rimer to bring valuable resources to the Company in addition to Mr. Rimer’s leadership, analytical skills and broad familiarity with international and cross-border transactions.

Samuel M. Zentman has been one of our directors since November 2004.  From 1980 until 2006, Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980.  From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis. Dr. Zentman serves on the board of Powersafe Technology Corp. as well as the boards of several national charitable organizations devoted to advancing the quality of education.

Key Attributes, Experience and Skills. Dr. Zentman’s long-time experience as a businessman, together with his experience with computer systems and software, enables him to bring valuable insights to the Board.  Dr. Zentman has a broad, fundamental understanding of the business drivers affecting the Company, in particular our DSIT subsidiary where Dr. Zentman’s experience with computer systems and software is valuable. Dr. Zentman also brings leadership and oversight experience to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
EACH OF THE NOMINEES FOR ELECTION.  PROXIES SOLICITED BY THE BOARD WILL
BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Certain Information Regarding Directors and Officers

In addition to the information set forth above about the Company’s directors, set forth below is certain information concerning the directors and certain officers of the Company:

Name	Age	Position

John A. Moore	46	Director, Chairman of the Board, President and Chief Executive Officer

George Morgenstern	78	Founder, Chairman Emeritus, Chairman of the Board of our DSIT Solutions Ltd. subsidiary

Richard J. Giacco	59	Director

Joe Musanti	53	Director and Chairman of our Audit Committee

Richard Rimer	46	Director and a member of our Audit Committee

Samuel M. Zentman	66	Director and member of our Audit Committee

Benny Sela	63	Chief Executive Officer and President of DSIT

Lindon Shiao	36	Chief Executive Officer and President of GridSense

Jim Andersen	54	Chief Executive Officer and President our USSI subsidiary

Michael Barth	50	Chief Financial Officer of the Company and DSIT

Joe B. Cogdell, Jr.	58	Vice President, General Counsel & Secretary of the Company

Benny Sela serves as the CEO of DSIT, a position that he has held since July 2007.  Previously, he held the position of Executive Vice President and head of DSIT’s Real Time Division since 1996.  Mr. Sela joined DSIT in February 1989.  Prior to that, Mr. Sela served in the Israeli Air Force reaching the position of Lt. Colonel (Ret.).  During his service in the Israeli Air Force, Mr. Sela was head of the Electronic Warfare branch, working on both the F-16 and Lavi projects.  He holds a B.Sc. in Electrical Engineering, a Masters Degree in Operations Research from Stanford University, and an MBA.

Lindon Shiao serves as CEO and President of GridSense, a position he has held since 2006. Mr. Shiao was a co-founder and principal of Prime Powered Holdings LLC and a main stockholder of Prime Energy Partners Ltd. As an integral member of a team from AES-New Energy, Mr. Shiao co-led the spin-off and growth management of Catalyst PowerPartners LLC as a principal and key member of the operating team. Prior to Catalyst Power, Mr. Shiao led M&A teams at Arthur Andersen supporting buy-side transactions across different industries, including manufacturing, consumer marketing & distribution, healthcare services, and real estate. Mr. Shiao earned a B.S. from the Haas Business School at the University of California at Berkeley, and is a C.P.A.

Jim Andersen serves as CEO, President and CFO of USSI, positions that he has held since he founded USSI in October 2007. Mr. Andersen began his career as an Engineering Officer on US Navy nuclear submarines, and upon leaving the Navy, went on to hold a variety of technical and senior management positions in high technology companies, including Westinghouse, Whitehall/Hydroscience, Litton Industries and Northrop Grumman.  He was the Business Unit Director for Litton’s Fiber Optic Acoustic Systems, heading the company’s fastest growing business unit from 1995 to 2002.  At Litton, he landed the first major (and still the largest) production contract for fiber optic sensors, a sonar system on the US Navy’s newest Virginia class submarines, valued at over $400 million.  Prior to that, Mr. Andersen held technical and executive positions in other companies.

Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of DSIT since December 2005.  For the six years prior, he served as Deputy Chief Financial Officer and Controller of DSIT.  Mr. Barth is a Certified Public Accountant in both the U.S. and Israel and has over twenty years of experience in public and private accounting.

Joe B. Cogdell, Jr. joined Acorn as Vice President, General Counsel and Secretary on January 2, 2009.  For the twenty years prior, Mr. Cogdell was a member of the Corporate and Securities Practice Group of the law firm Womble Carlyle Sandridge & Rice, PLLC in the firm’s Charlotte, North Carolina office.  Mr. Cogdell has over thirty years experience as a corporate and business lawyer.

Biographical information about the Company’s directors is set forth above under “Nominees for Election.”

CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2010 our executive officers and directors complied with the filing requirements of Section 16(a) except that a Form 4 related to the purchase of shares by Mr. Moore was not timely filed due to an electronic submission error.

We have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors in the future.

Board Composition and Director Independence

Our Board of Directors is composed of one class, with seven Board seats, one of which is vacant, and six directors serving until their reelection or replacement at the 2011 Annual Meeting of Stockholders.  John A. Moore serves as both Chief Executive Officer and Chairman of our Board of Directors.  We do not have a lead independent director. Applying the definition of independence provided under the NASDAQ rules, the Board has determined that with the exception of John A. Moore, all of the members of the Board of Directors are independent.

Board Leadership Structure and Role in Risk Oversight

The Board believes Mr. Moore’s service as Chief Executive Officer and Chairman of the Company is appropriate because it bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function.  Further, the Board believes Mr. Moore’s significant ownership of Acorn Energy stock aligns his interests with those of Acorn Energy’s stockholders. In addition, the Board believes that having one person serve as both Chief Executive Officer and Chairman of the Board of Directors demonstrates for our employees, strategic partners, customers and stockholders that Acorn Energy has one clear leader.

Management is responsible for Acorn Energy’s day-to-day risk management, and the Board’s role is to engage in informed oversight. The entire Board performs the risk oversight role. Acorn Energy’s Chief Executive Officer is a member of the Board of Directors, and Acorn Energy’s Chief Financial Officer and its General Counsel regularly attend Board meetings, which helps facilitate discussions regarding risk between the Board and Acorn Energy’s senior management, as well as the exchange of risk-related information or concerns between the Board and the senior management. Further, the independent directors generally meet in executive session following regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings. The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Acorn Energy and its stockholders.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2010, there were eight meetings of the Board of Directors. Our independent directors generally meet in executive session as part of each regularly scheduled Board meeting.  All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year.  Directors are encouraged to attend the annual meeting of stockholders, and all directors attended the 2010 annual meeting of stockholders.

Committees of the Board

Audit Committee; Audit Committee Financial Expert.  Our Board of Directors has established one standing committee, the Audit Committee, which was established and is administered in accordance with SEC rules. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our independent auditors. The three members of the Audit Committee are Joe Musanti, Richard Rimer and Samuel M. Zentman.  The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by NASDAQ governing the qualifications for audit committee members and each Audit Committee member meets NASDAQ’s financial knowledge requirements.  Our Board has determined that Joe Musanti qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC.  During 2010, the Audit Committee met seven times.

Audit Committee Report.  The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standards No. 61 as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on March 16, 2011.

THE AUDIT COMMITTEE OF THE BOARD
OF DIRECTORS OF ACORN ENERGY, INC.

Joe Musanti
Richard Rimer
Samuel M. Zentman

Nominating Procedures.  The Company does not have a nominating committee.  We believe that not using a committee of the Board in the director nomination process fosters fuller active participation of all our directors in the process.  Nominations to the Board must either be selected or recommended for the Board’s selection by a majority of the Board’s independent directors.  The Board uses established policies and procedures for director nominations.  The Board identifies potential director candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate.

In considering candidates for the Board of Directors, the Board evaluates the entirety of each candidate’s credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees.

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the independent directors, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

Compensation Matters.  The Company does not currently have a compensation committee.  We believe that not using a committee of the Board in setting compensation policies and making compensation decisions fosters fuller active participation of all our directors in the process.  The entire Board of Directors establishes the general compensation policies of the Company, the specific compensation levels for each executive officer, and administers the Company’s equity compensation plans and practices.

As required by NASDAQ, all action with respect to the compensation of our executive officers is also approved or recommended for approval by a majority of our independent directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our officers and employees. This Code of Ethics is designed to comply with the NASDAQ marketplace rules related to codes of conduct. A copy of this Code of Ethics may be obtained on our website at http://www.acornenergy.com under the “Investor Relations” tab.  We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the year ended December 31, 2010 should be read together with the compensation tables and related disclosures set forth below.  This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.  Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation determinations. The Company’s Board of Directors does not currently have a compensation committee.  We believe that not using a committee of the Board in setting compensation policies and making compensation decisions fosters fuller active participation of all our directors in the process.  The entire Board of Directors establishes the general compensation policies of the Company, the specific compensation levels for each executive officer, and administers the Company’s equity compensation plans and practices.  As required by NASDAQ, all action with respect to the compensation of our executive officers is also approved or recommended for approval by a majority of our independent directors.

Compensation objectives and philosophy.  Our executive compensation programs are designed to motivate and reward sustainable long-term performance, and a key component of our executive compensation is long-term incentives.  This ensures that executive compensation aligns appropriately with long-term stockholder interests and the Company’s performance.  We continuously evaluate our executive compensation programs and make prudent changes when necessary to ensure alignment with stockholder interests.  The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives.

Compensation program.  The elements of our compensation program include base salary and performance-based cash bonuses, as well as long-term compensation in the form of stock options.  The Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance.  The Board also believes that the Company’s executive compensation program effectively aligns the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.  The costs of our compensation programs are a significant determinant of our competitiveness.  Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.

Stockholder input on executive compensation.  Stockholders can provide the Company with their views on executive compensation matters at this year’s meeting through the advisory vote on executive compensation and during the interval between stockholder advisory votes.  The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our independent directors by emailing to board@acornenergy.com to express their views on executive compensation matters..

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
John A. Moore President and CEO	2010	364,904	—	—		12,000	(1)	376,904
	2009	350,000	160,000	103,652	(2)	12,000	(1)	625,652
	2008	325,000	—	692,645	(8)	12,000	(1)	1,029,645

Michael Barth Chief Financial Officer	2010	181,107	—	25,644	(9)	67,758	(6)	274,509
	2009	162,243	75,000	48,371	(10)	58,122	(6)	343,736
	2008	117,238	62,000	—		34,662	(6)	213,900

William J. McMahon CEO and President of CoaLogix and SCR-Tech (14)	2010	280,000	93,500	—		13,725	(3)	387,225
	2009	250,000	136,880	175,574	(4)	13,200	(3)	575,654
	2008	223,596	171,160	400,022	(11)	11,550	(3)	806,328

Benny Sela CEO and President of DSIT	2010	195,432	85,995	25,644	(5)	80,633	(6)	387,704
	2009	167,259	70,688	18,041	(7)	66,320	(6)	322,308
	2008	174,321	20,500	—		59,490	(6)	254,311

Joe B. Cogdell, Jr. VP, General Counsel and Secretary (12)	2010	312,000	35,960	—		18,005	(3)	365,965
	2009	300,000	90,380	265,357	(13)	15,941	(3)	671,678

(1)     Consists of automobile expense allowance.

(2)     Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 75,000 stock options granted on February 20, 2009 with an exercise price of $2.51.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.8%; (ii) an expected term of 4.5 years; (iii) an assumed volatility of 68%; and (iv) no dividends.

(3)     Represents employer-paid portion of health and dental premiums.

(4)     Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 40,513 CoaLogix stock options granted on April 8, 2009 with an exercise price of $7.20. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.8%; (ii) an expected term of 6.1 years; (iii) an assumed volatility of 65%; and (iv) no dividends.

(5)     Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 10,000 stock options granted on December 27, 2010 with an exercise price of $4.09 per share. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.02%; (ii) an expected term of 6.3 years; (iii) an assumed volatility of 67%; and (iv) no dividends.

(6) Consists of contributions to severance and pension funds and automobile fringe benefits. Contributions to severance and pension funds are made on substantially the same basis as those made on behalf of other Israeli executives.

(7) Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 20,000 stock options granted on February 12, 2009 with an exercise price of $2.51 per share. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 0.95%; (ii) an expected term of 1.8 years; (iii) an assumed volatility of 68%; and (iv) no dividends.

(8) Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 200,000 stock options granted on March 4, 2008 with an exercise price of $5.11 per share. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.5%; (ii) an expected term of 6.1 years; (iii) an assumed volatility of 76%; and (iv) no dividends.

(9) Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 10,000 stock options granted on December 27, 2010 with an exercise price of $4.09 per share. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.0%; (ii) an expected term of 6.3 years; (iii) an assumed volatility of 67%; and (iv) no dividends.

(10) Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 35,000 stock options granted on February 20, 2009 with an exercise price of $2.51 per share. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.8%; (ii) an expected term of 4.5 years; (iii) an assumed volatility of 68%; and (iv) no dividends.

(11) Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 147,050 stock options granted on April 9, 2008 with an exercise price of $5.05. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.6%; (ii) an expected term of 5.9 years; (iii) an assumed volatility of 56%; and (iv) no dividends.

(12) Appointed Vice President, General Counsel and Secretary of the Company commencing January 2, 2009.

(13) Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 120,000 Acorn stock options granted on January 5, 2009 with an exercise price of $1.61 ($243,389) and 5,069 CoaLogix stock options granted on April 8, 2009 with an exercise price of $7.20 ($21,968). The fair value of the Acorn stock options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.5%; (ii) an expected term of 9.0 years; (iii) an assumed volatility of 73%; and (iv) no dividends. The fair value of the CoaLogix stock options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.6% (ii) an expected term of 5.9 years (iii) an assumed volatility of 56% and (iv) no dividends.

(14) As a result of the sale of CoaLogix on August 31, 2011, effective such date, Mr. McMahon is no longer employed by, or otherwise associated with, the Company.

Grants of Plan-Based Awards

Name	Grant Date	Number of Shares of Common Stock Underlying Options	Exercise Price of Option Awards (Per Share)	Grant Date Fair Value of Option Awards

John A. Moore	—	—	—	—

Michael Barth	12/27/2010	10,000	$4.09	$25,644

William J. McMahon	—	—	—	—

Benny Sela	12/27/2010	10,000	$4.09	$25,644

Joe B. Cogdell, Jr	—	—	—	—

Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below.

John A. Moore became our President and Chief Executive Officer in March 2006.  In March 2008, we entered into a three-year Employment Agreement with Mr. Moore. Under the terms of the Employment Agreement, Mr. Moore’s initial base salary was $325,000 per annum, retroactive to January 1, 2008, increasing to $350,000 per annum on the first anniversary of the Employment Agreement and increasing to $375,000 per annum on the second anniversary. Effective November 1, 2010, Mr. Moore voluntarily reduced his annual salary to $300,000 per annum. In March 2011, we entered into a one-year extension of the Employment Agreement with Mr. Moore at the reduced salary of $300,000 per annum. Mr. Moore is eligible to receive an annual cash bonus of up to $200,000, based upon the attainment of agreed upon personal and company performance goals and milestones for the preceding fiscal year, as determined by the Board. Under the Employment Agreement, Mr. Moore is also entitled to (i) the employee benefits generally made available to the registrant’s executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000.  Under the Employment Agreement, Mr. Moore was also granted non-qualified stock options to purchase 200,000 shares of common stock at an exercise price of $5.11 per share. The options vest in equal quarterly installments over a four-year period, commencing 90 days from the date of grant and expire in March 2018. In February 2009, in lieu of a bonus for 2008, Mr. Moore was awarded 75,000 stock options exercisable until February 20, 2014 at an exercise price of $2.51 per share, exercisable immediately as to one-fourth of the options, with the remainder to vest in equal installments on June 30, September 30 and December 31, 2009. Mr. Moore received a bonus of $160,000 for 2009 that was paid in 2010. Mr. Moore did not receive a bonus for 2010. In March 2011, in lieu of a bonus for 2010, Mr. Moore was awarded 66,666 stock options exercisable until March 14, 2016 at an exercise price of $3.70 per share, exercisable immediately as to one-fourth of the options, with the remainder to vest in equal installments on June 30, September 30 and December 31, 2011.

William J. McMahon served as Chief Executive Officer and President of CoaLogix since the Company’s acquisition of SCR-Tech and its related companies on November 7, 2007 through our sale of CoaLogix on August 31, 2011.   Mr. McMahon’s employment terms were based on an employment agreement signed effective January 1, 2007 between Mr. McMahon and SCR-Tech’s former parent company.  The employment agreement was subsequently assumed and modified on November 7, 2007 in conjunction with the Company’s acquisition of SCR-Tech.  The agreement had no fixed term and called for employment on an “at-will” basis. Mr. McMahon’s employment agreement called for base salary of $215,000 per year with cost of living increases (a base salary of $280,000 in 2010 which was increased to $305,000 for 2011).  In April 2009 and April 2008, Mr. McMahon also received options under the CoaLogix Inc. 2008 Stock Option Plan and a 40% participation in the CoaLogix Capital Appreciation Rights Plan.  Mr. McMahon was eligible to receive an annual bonus with a target payment equal to 50% of his base salary based upon criteria developed by the board of directors of CoaLogix., with the actual bonus payout being based upon achievement of annual goals approved by its board of directors.  Mr. McMahon’s bonus for 2010 was $93,500.  As a result of the sale of CoaLogix on August 31, 2011, effective such date, Mr. McMahon is no longer employed by, or otherwise associated with, the Company.

Benny Sela has served as President and Chief Executive Officer of DSIT since July 1, 2007.  Mr. Sela’s employment agreement provides for a base salary which is denominated in Israeli Consumer Price Index (“CPI”) linked NIS, equivalent to approximately $195,000 per annum.  In addition to his base salary, Mr. Sela is also entitled to receive a bonus payment equal to 1.75% of DSIT’s gross profit.  Mr. Sela’s bonus for 2009 was $70,688 which was paid in 2010. Mr. Sela’s bonus for 2010 was $85,995.

Lindon Shiao has served as CEO and President of GridSense since 2006.  Mr. Shiao’s employment terms are based on employment agreement signed effective October 1, 2002 between Mr. Shiao and GridSense.  The agreement has no fixed term and the employment is on an “at-will” basis.  For 2010, Mr. Shiao’s annual salary was $240,000.  During 2010, Mr. Shiao deferred payment of $140,000 of his salary in 2010 to ease GridSense’s cash flow burden.  Mr. Shiao received the deferred salary payment of $140,000 in 2011. Mr. Shiao did not receive a bonus for 2010.  Mr. Shiao has deferred payment of $120,000 of his $240,000 salary in 2011 to ease GridSense’s cash flow burden; he is expected to receive the deferred salary payment in 2012.

Jim Andersen has served as CEO, President and CFO of USSI since he founded USSI in October 2007.  Mr. Andersen’s employment terms are based on an employment agreement signed effective November 1, 2007 between Mr. Andersen and USSI.  The agreement has no fixed term and the employment is on an “at-will” basis.  The agreement does not state any salary or other compensation terms.  For 2010, Mr. Andersen’s agreed upon annual salary was $150,000, however, Mr. Andersen voluntarily reduced his annual salary from $150,000 to $96,000 in order to conserve cash at USSI.  Mr. Andersen did not receive a bonus for 2010.

Michael Barth has served as Chief Financial Officer of the Company and Chief Financial Officer of DSIT beginning December 1, 2005.  In August 2009, the Board approved new employment terms for Mr. Barth effective August 1, 2009. According to the new employment terms, Mr. Barth was entitled to a salary increase from $150,000 to $175,000 per annum retroactive to August 1, 2009. One half of Mr. Barth’s salary is fixed in NIS at the November 1, 2007 exchange rate and linked to the Israel CPI and adjusted semi-annually. Mr. Barth’s current annual salary following such linkage adjustments is approximately $187,500. Mr. Barth's bonus for 2009 was $75,000 which was paid in 2010. Mr. Barth did not receive a bonus for 2010.

Joe B. Cogdell, Jr. became Vice President, General Counsel and Secretary of each of the Company and CoaLogix commencing January 2, 2009.  Mr. Cogdell’s initial base salary was $312,000 per annum, and his base salary was increased to $318,240 for 2011.  The agreement has no fixed term, and the employment is on an “at-will” basis. He is eligible to receive an annual bonus of up to 30% of his base salary, based upon the attainment of performance goals.  Mr. Cogdell's bonus for 2009 was $90,380 which was paid in 2010. Mr. Cogdell’s bonus for 2010 was $35,960.

Under the employment agreement, in January 2009 Mr. Cogdell was awarded 120,000 options to purchase Acorn common stock at an exercise price of $1.61 per share, vesting as to 30,000 on the first anniversary of the date of grant and as to the remainder in equal quarterly installments over a three year period following the first anniversary of the date of grant, exercisable through January 5, 2019.  Mr. Cogdell also received options under the CoaLogix Inc. 2008 Stock Option Plan and a participation in the CoaLogix Capital Appreciation Rights Plan. Mr. Cogdell also receives the employee benefits generally made available to other senior executives, officer’s liability and legal malpractice insurance, as well as bar and legal association dues and continuing legal education programs.

Acorn and CoaLogix were parties to an agreement regarding certain aspects of their joint employment of Mr. Cogdell including allocation of the costs of employment, bonus determinations, termination and severance issues and indemnities.  In connection with the sale of CoaLogix, Acorn has agreed with CoaLogix and Mr. Cogdell to continue the arrangement through November 30, 2011, and after such date the agreement and Mr. Cogdell’s joint employment by Acorn will terminate.

Outstanding Equity Awards at 2010 Fiscal Year End

The following tables set forth all outstanding equity awards made to each of the named executive officers that are outstanding at December 31, 2010.

OPTIONS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Moore	350,000	—		2.60	March 31, 2011
	60,000	—		4.53	March 31, 2011
	137,500	62,500	(1)	5.11	March 4, 2018
	75,000	—		2.51	February 20, 2014

William J. McMahon	—	—		—	—

Benny Sela	20,000	—		2.51	February 12, 2011
	10,000	—		4.09	December 28, 2017

Michael Barth	50,000	—		3.00	July 31, 2011
	6,000	—		4.53	July 31, 2011
	35,000	—		2.51	February 20, 2014
	30,000	—		3.90	September 19, 2014
	10,000	—		4.09	December 28, 2017

Joe B. Cogdell, Jr.	52,500	67,500	(2)	1.61	February 12, 2011

(1)	12,500 options vest quarterly from March 4, 2011 through March 4, 2012.
(2)	7,500 options vest quarterly from January 5, 2011 through January 5, 2013.

OPTIONS TO PURCHASE COALOGIX INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Moore	—	—		—	—

William J. McMahon	110,286	36,764	(1)	5.05	April 8, 2018
	15,193	25,320	(2)	7.20	April 7, 2019
Benny Sela	—	—		—	—

Michael Barth	—	—		—	—

Joe B. Cogdell, Jr.	8,050	10,350	(3)	5.05	July 29, 2018
	2,216	2,953	(3)	7.20	April 7, 2019

* CoaLogix was sold by the Company on August 31, 2011

(1)	These options vest 9,191 options quarterly from January 8, 2011 through November 7, 2011.
(2)	These options vest 2,532 options quarterly from January 5, 2011 through April 8, 2013.
(3)	These options vest 1,150 options quarterly from January 5, 2011 through January 5, 2013.
(4)	These options vest 317 options quarterly from January 8, 2011 through April 8, 2013.

OPTIONS TO PURCHASE DSIT SOLUTIONS LTD. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Moore	—	—		—	—

William J. McMahon	—	—		—	—

Benny Sela	—	476	(1)	126.05	December 31, 2013

Michael Barth	—	190	(1)	105.26	December 31, 2013

Joe B. Cogdell, Jr.	—	—		—	—

(1)	These options vest only upon an exit transaction by Acorn.

Estimated Payments and Benefits Upon Termination or Change in Control

The amount of compensation and benefits payable to each named executive officer (other than Mr. McMahon, whose contractual arrangements with the Company have terminated, and Mr. Cogdell who is serving the Company under a transition arrangement through the end of November 2011),  and certain other officers in various termination situations is described in the tables below.

John A. Moore

Under the terms of the employment agreement with Mr. Moore, our President and Chief Executive Officer, upon termination by the Company for cause (as defined in the agreement) and upon termination by Mr. Moore without good reason (as defined in the agreement), all compensation due to Mr. Moore under his agreement would cease, except that Mr. Moore would receive all accrued but unpaid base salary up to the date of termination, and reimbursement of all previously unreimbursed expenses.  All vested and unexercised options granted by the Company as of the date of termination would be exercisable in accordance with the terms of the applicable stock option plan and agreements, provided that Mr. Moore would have only three months to exercise such previously vested options.  All options that had not vested as of the date of termination would expire.

In the event that within three months prior to or one year following a change of control (as defined in the agreement), either (i) the Company terminates the employment of Mr. Moore, other than for cause, or (ii) Mr. Moore terminates for good reason, Mr. Moore would receive the following (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) 24 months of then-current base salary and (B) two times his most recent annual bonus; (ii) reimbursement of all previously unreimbursed expenses; (iii) the full vesting of any and all stock options granted to Mr. Moore by the Company prior to such termination, and extended exercisability thereof until their respective expiration dates; and (iv) the continuation of all medical and dental benefits at the Company’s sole expense for a period of one year after termination.

In the event that (i) the Company terminates the employment of Mr. Moore (including a non-renewal of his agreement at the end of the three-year term provided therein, but not including non-renewal following any subsequent renewal of the term), other than upon a change of control, death, disability or for cause, or (ii) Mr. Moore terminates for good reason, other than in connection with a change of control, Mr. Moore shall receive the following (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) 12 months of then-current base salary and (B) his most recent annual bonus; (ii) reimbursement of all previously unreimbursed expenses; (iii) accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Company as of the date of termination to be exercisable for a period of one year from the date of termination of employment in accordance with the terms of the applicable stock option plan and agreements; and (iv) the continuation of all medical and dental benefits at the Company’s sole expense for a period of one year after termination.

In the event of any change of control, all stock options granted to Mr. Moore prior to such change of control vest and remain exercisable until their respective expiration dates.

The term of Mr. Moore’s agreement would end immediately upon his death, or upon termination by the Company for cause or disability (as defined in the agreement) or by Mr. Moore for good reason.  Upon termination due to Mr. Moore’s death, all compensation due Mr. Moore under his agreement would cease.

The following table describes the potential payments and benefits upon termination of employment for Mr. Moore, as if his employment terminated as of December 31, 2010, the last day of our last fiscal year.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control		Death or disability
Compensation:
Base salary	—	(1)	$300,000	(2)	$600,000	(5)	—
Bonus	—		—	(3)	—	(3)	—
Benefits and perquisites:
Perquisites and other personal benefits	—		8,160	(4)	8,160	(4)	—
Total	—		$308,160		$608,160		—

(1)	Assumes that there is no earned but unpaid base salary at the time of termination.
(2)	The $300,000 represents 12 months of Mr. Moore’s base salary.
(3)	No amounts are included for target bonus as there was no bonus for 2010.
(4)	The $8,160 represents 12 months of health insurance payments.
(5)	The $600,000 represents 24 months of Mr. Moore’s base salary.

Benny Sela

Under the terms of the employment agreement with Mr. Sela, the President and Chief Executive Officer of our DSIT subsidiary, we are obligated to make certain payments to fund in part our severance obligations to him.  We are required to pay Mr. Sela an amount equal to 150% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela has worked for us.  This severance obligation would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Sela’s employment agreement.  As of December 31, 2010, the unfunded portion of these payments was $201,638.  Mr. Sela would also receive a lump sum payment equal to six months base salary in the event of a voluntary resignation, and a lump sum payment equal to nine months salary in the event of termination not for cause.

The following table describes the potential payments and benefits upon termination of employment for Mr. Sela, as if his employment terminated as of December 31, 2010, the last day of our last fiscal year.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$103,963	(1)	$155,944	(2)	—	$155,944	(2)
Benefits and perquisites:
Perquisites and other personal benefits	546,136	(3)	560,380	(4)	—	560,380	(4)
Total	$650,099		$716,324		—	$716,324

(1)	Assumes that there is no earned but unpaid base salary at the time of termination. The $103,963 represents a lump sum payment of six months’ salary due to Mr. Sela.
(2)	Assumes that there is no earned but unpaid base salary at the time of termination. The $155,944 represents a lump sum payment of nine months’ salary due to Mr. Sela.
(3)
Includes $569,944 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract.  Of the $569,944 due Mr. Sela, we have funded $368,306 in an insurance fund.  Also includes accumulated, but unpaid vacation days ($25,705), car benefits ($6,000) and payments for pension and education funds ($22,487) less $78,000 of benefits waived in support of DSIT’s operations in 2007.

(4)
Includes $569,944 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela worked for us multiplied by 150% in accordance with his contract.  Of the $569,944 due Mr. Sela, we have funded $368,306 in an insurance fund.  Also includes accumulated, but unpaid vacation days ($25,705), car benefits ($9,000) and payments for pension and education funds ($33,731) less $78,000 of benefits waived in support of DSIT’s operations in 2007.

Lindon Shiao

Under the terms of the employment agreement with Mr. Shiao, there are no amounts due under any termination scenario.

Jim Andersen

Under the terms of the employment agreement with Mr. Andersen, there are no amounts due under any termination scenario.

Michael Barth

Under the terms of the employment arrangement with Mr. Barth, our Chief Financial Officer, we are obligated to make certain payments to fund in part our severance obligations to him.  We would be required to pay Mr. Barth an amount equal to 120% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us.  This severance obligation, which is customary for executives of Israeli companies, would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Barth’s employment arrangement.  As of December 31, 2010, the unfunded portion of these payments was $118,925.  In addition, the arrangement with Mr. Barth provides for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us.

The following table describes the potential payments and benefits upon termination of employment for Mr. Barth, as if his employment terminated as of December 31, 2010, the last day of our last fiscal year.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$31,244	(1)	$93,731	(2)	—	$93,731	(2)
Benefits and perquisites:
Perquisites and other personal benefits	79,550	(3)	215,992	(4)	—	215,992	(4)
Total	$110,794		$309,723		—	$309,723

(1)	Assumes that there is no earned but unpaid base salary at the time of termination. The $31,244 represents a lump sum payment of two months’ salary due to Mr. Barth.
(2)
Assumes that there is no earned but unpaid base salary at the time of termination.  The $93,732 represents a lump sum payment of 6 months’ salary due to Mr. Barth upon termination without cause or by death or disability.

(3)
Includes $89,761 of severance pay based on the amounts funded in for Mr. Barth’s severance in accordance with Israeli labor law.  Also includes accumulated, but unpaid vacation days ($29,031), car benefits ($2,000) and payments for pension and education funds ($6,758) less $48,000 of benefits waived in support of DSIT’s operations in 2007.

(4)
Includes $208,687 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for us multiplied by 120% in accordance with his contract.  Of the $208,687 due Mr. Barth, we have funded $89,761 in an insurance fund.  Also includes accumulated, but unpaid vacation days ($29,031), car benefits ($6,000) and payments for pension and education funds ($20,274) less $48,000 of benefits waived in support of DSIT’s operations in 2007.

Compensation of Directors

Each of our non-employee directors is paid an annual cash retainer of $40,000, payable quarterly in advance, as well as meeting fees for Board and Committee meetings of $1,000 per meeting. Certain directors receive an additional annual cash retainer: $12,000 for the lead director for CoaLogix matters arising prior to the CoaLogix sale (in an effort to conserve corporate cash, the lead director for CoaLogix matters voluntarily reduced the payment to $1,000 per CoaLogix board meeting) and $10,000 for the Chairman of the Audit Committee. As an employee, Mr. Moore is not entitled to separate compensation in his capacity as a director.

Our 2006 Stock Option Plan for Non-Employee Directors, which was adopted in February 2007 and amended and restated in November 2008, provides for formula grants to non-employee directors equal to an option to purchase (i) 25,000 shares of our common stock upon a member’s initial appointment or election to the Board of Directors and (ii) 10,000 shares of our common stock to each director, other than newly appointed or elected directors, immediately following each annual meeting of stockholders.  The initial grant to purchase 25,000 shares of our common stock vests one-third per year for each of the three years following the date of appointment or election and the annual grant to purchase 10,000 shares vests one year from the date of grant.  Both options shall be granted at an exercise price equal to the closing price on NASDAQ on the day preceding the date of grant and shall be exercisable until the earlier of (a) seven years from the date of grant or (b) 18 months from the date that the director ceases to be a director, officer, employee, or consultant.  The plan also provides for non-formula grants at the Board’s discretion.  The maximum number of shares of our common stock to be issued under the plan is 400,000.  The Plan is administered by the Board of Directors.

Consulting Agreement with Mr. Morgenstern

Mr. Morgenstern, our Chairman Emeritus, has been retained as a consultant by our Company since March 2006 primarily to provide oversight of our Israeli activities.  Mr. Morgenstern’s consulting agreement, which was due to expire on March 31, 2011, provided for the payment of an annual consulting fee of $1.00 and a non-accountable expense allowance of $75,000 per year plus a payment of a bonus of $25,000 under certain circumstances. The agreement was amended in March 2011 to extend the term to March 31, 2012, adjust the annual non-accountable expense allowance to $56,250 and to eliminate the bonus provision.

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2010 by each individual (other than Mr. Moore who is not separately compensated for Board service) who served as a director at any time during the fiscal year.

DIRECTOR COMPENSATION IN 2010

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Joe Musanti	54,000	(2)	31,860	—		85,860
George Morgenstern	43,000		31,860	75,000	(3)	149,860
Samuel M. Zentman	44,000		31,860	12,000	(4)	87,860
Richard J. Giacco	44,000		31,860	4,000	(5)	79,860
Richard Rimer	44,000		31,860	—		75,860
Steven Ledger (6)	18,667		79,727	—		98,394

(1)
On June 10, 2010, Joe Musanti, George Morgenstern, Samuel M. Zentman, Richard J. Giacco and Richard Rimer were each granted 10,000 options to acquire stock in the Company. The options have an exercise price of $5.00 and expire on June 10, 2017. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.67% (ii) an expected term of 6.3 years (iii) an assumed volatility of 68% and (iv) no dividends.  On July 29, 2010, Steven Ledger was granted 25,000 options to acquire stock in the Company. The options have an exercise price of $5.05 and expire on July 29, 2017. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.40% (ii) an expected term of 6.3 years (iii) an assumed volatility of 67% and (iv) no dividends.  All options awarded to directors in 2010 remained outstanding at fiscal year-end. As of December 31, 2010, the number of stock options held by each of the above persons was: Joe Musanti, 55,000; George Morgenstern, 247,500; Samuel Zentman, 87,500; Richard Giacco, 65,000; Richard Rimer, 115,000; and Steven Ledger, 25,000.

(2)	Includes $10,000 Mr. Musanti received for services rendered as the Chairman of the Audit Committee.
(3)	Mr. Morgenstern received a non-accountable expense allowance of $75,000 to cover travel and other expenses pursuant to a consulting agreement.
(4)	Mr. Zentman received $12,000 for services rendered with respect to his overseeing the Company’s investment in Coreworx Inc.
(5)	Mr. Giacco received $4,000 ($1,000 per CoaLogix board meeting) for services rendered with respect to his overseeing the Company’s investment in CoaLogix Inc.
(6)	Mr. Ledger resigned from the Board of Directors on May 2, 2011.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Friedman LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2011. Friedman LLP representatives are expected to attend the 2011 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.  Friedman LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

The Board is asking our stockholders to ratify the selection of Friedman LLP as our independent registered public accounting firm. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Friedman LLP for ratification by stockholders as a matter of good corporate practice.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Accounting Fees

Friedman LLP

The following table summarizes the fees billed to Acorn for professional services rendered by Friedman LLP as principal accountant for the Company for the year ended December 31, 2010:

2010
Audit Fees	$240,000
Audit- Related Fees	6,000
Tax Fees	3,000
Other Fees	19,000
Total	$268,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for travel costs associated with our audit.

Tax Fees were for tax planning advice for one of our subsidiaries.

Other Fees were for due diligence services related to our GridSense acquisition and a registered direct offering.

Kesselman and Kesselman

The following table summarizes the fees billed to Acorn for professional services rendered by Kesselman and Kesselman, which firm served as principal accountant for the Company for the year ended December 31, 2009:

2009
Audit Fees	$347,000
Audit- Related Fees	38,000
Tax Fees	—
Other Fees	8,000
Total	$393,000

Audit Fees in 2009 were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory audits of our Israeli subsidiaries, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants. In 2010, audit fees were for professional services rendered for statutory audits of our Israeli subsidiaries.

Audit-Related Fees were for FIN 48 analyses and travel expenses.

Tax Fees were for tax audit representation and tax planning advice with respect to one of our Israeli subsidiaries.

Other Fees were for services related to reviewing registration statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor.  The Audit Committee pre-approved all audit and non-audit services rendered by our independent auditor in 2010 and 2009.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF THE SELECTION OF FRIEDMAN LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to cast an advisory vote on the compensation of our named executive officers disclosed in the Executive Compensation section of this Proxy Statement. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives.  In addition the Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance.  The Board also believes that the Company’s executive compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.  Accordingly, we are asking our stockholders to approve the compensation of our named executive officers.  This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

We are asking our stockholders to vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed above pursuant to Item 402 of Regulation S-K in the Executive Compensation section of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to recommend, in a non-binding vote, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two or three years. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when considering the frequency of future advisory stockholder votes on executive compensation.

We believe a three-year frequency for the advisory stockholder vote on executive compensation is most consistent with the objectives of our executive compensation programs.

•           We believe the best way for stockholders to evaluate the Company’s performance is over a three-year period because our executive compensation programs are designed to motivate and reward sustainable long-term performance. A three-year time horizon will provide stockholders with a long-term view of whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, stockholders can compare compensation and performance trends since the last stockholder advisory vote.

•           We continuously evaluate our executive compensation programs and make prudent changes when necessary to ensure alignment with stockholder interests.

•           Stockholders can provide the Company their views on executive compensation matters during the interval between stockholder advisory votes. The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our Board of Directors at www.acornenergy.com to express their views on executive compensation.

•           Executive compensation is set by our independent directors, and a key component of executive compensation is in the form of long-term incentives.  This ensures that executive compensation continues to align appropriately with long-term stockholder interests and the Company’s performance in years no stockholder advisory vote is presented.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
THREE YEARS WITH RESPECT TO HOW FREQUENTLY A NON-BINDING
STOCKHOLDER VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Stockholders may present proposals for inclusion in the 2012 proxy statement for our annual meeting in 2012, provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than December 9, 2011.

Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2012 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting.  All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-laws.  A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 4 West Rockland Road, Montchanin, Delaware 19710.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein.  If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2010, including audited financial statements, is enclosed with this Proxy Statement.  Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile.  The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

JOE B. COGDELL, JR.
Secretary
September 6, 2011
Montchanin, Delaware

ANNUAL REPORT 2010

Cautionary Note:
This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements expressing expectations regarding our future and projections relating to prospects, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future.  You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers.  These and other risks and uncertainties, many of which are addressed in more detail in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause our actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.  We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

4 West Rockland Road, 1st Floor, Montchanin, Delaware 19710
Phone:  (302) 656-1707    Fax:  (302) 656-1703

Dear Friends and Fellow Shareholders:

I am happy to report that your company is now presented with some of the greatest growth opportunities in its history together with the resources to exploit those opportunities to their fullest potential.

Yesterday we closed on the sale of CoaLogix for $101 million, resulting in approximately $61.9 million in gross proceeds from the sale, given our fully diluted ownership and an estimated $5 million in tax liabilities (the latter taking into consideration significant tax-loss carry-forwards). This transaction will yield 3.4 times our investment in CoaLogix, representing a 43% internal rate of return and represents approximately $3.53 per share of proceeds.  Acorn Energy has no corporate debt and three outstanding companies, each addressing potentially billion-dollar markets.

Why did we sell CoaLogix?

Bill McMahon and his team did a terrific job building CoaLogix from 30 employees and $4.5 million in revenue in November 2007 to $21.5 million in revenue and almost 100 employees by the end of 2010.  They created the market for catalyst regeneration in the US and landed the industry’s only long-term contracts with major utilities and new catalyst suppliers.  We came to a crossroads with this excellent company where our being the largest shareholder meant investing significantly more capital and assuming correspondingly more risk.  Near-term plans for CoaLogix included expanding capacity at Steele Creek, building an additional US facility and expanding into China.  Our funding these activities would have required us to incur significant fundraising at the Acorn level with the associated dilution. This would have violated our core principle of acquiring and owning capital-light businesses where we can enter ahead of the portion of the growth curve which requires massive capital investment.

We initiated a process with the investment bank UBS to find the “right” buyer for CoaLogix. The search was for a new owner who could invest aggressively to help Bill and his team expand CoaLogix from the US leader in power plant catalyst regeneration to the world leader.  The new owner had to be able to provide both capital and industry contacts.  In response to this mandate the UBS team conducted a very thorough auction process with 72 initial candidates.  The successful bid came from Energy Capital Partners, a $7 billion fund specializing in energy investing.

Now what?

Our business model of being value investors in energy technology assets remains intact.  The sale of CoaLogix to Energy Capital Partners validates our strategy of being the major shareholder; investing ahead of the growth curve; proving significance in the business; and exiting where the tradeoff between growth and dilution demands access to larger pools of capital than we can comfortably provide.

Our three companies which we continue to hold are poised for aggressive growth.  All three companies share the following traits: 1) they are category leaders in markets that could reach several billion dollars; 2) they have capital-light business models; and 3) they have wide economic moats resulting from first-mover advantages, proven reference customers, and strong performance based on proprietary software and intellectual property.  We believe that each of these businesses has an opportunity to create substantial shareholder value (both organically and through acquisition) over the course of the next several years.  Here are some specifics….

DSIT is our underwater security business based in Israel.  DSIT makes systems of sonar arrays that detect and alert security teams to the presence of underwater threats to critical infrastructure.  We estimate there are over 3,000 vulnerable water-based energy infrastructure facilities that could benefit from DSIT’s products.  An installation can range between $1 to 3 million.  DSIT has established several reference customers and we believe it is the world leader in this emerging market.  In 2010, DSIT had sales of $11.5 million and pre-tax profits of $1.6 million – representing the second year of profitable 24% annual revenue growth.  The company has an impressive and growing pipeline of sales opportunities.

GridSense is our smart-grid platform, pioneering the emerging field of distribution optimization.  Electricity steps down from transmission lines via transformers, then passes through substations and power lines until it reaches the meter at the household level, where it is used to power appliances in your home and place of work.  Most electric outages occur in the transformers and wires of the distribution network.  GridSense products are at the forefront of providing revolutionary technology to help utilities improve the reliability of the electric grid.  The company makes cost-effective sensors that go on transformers and wires so the grid becomes a self-healing network.

We believe the growth of GridSense is going to be driven by four tectonic forces: 1) aging of the world’s transformer fleet; 2) need for better reliability from the electric supply in the digital age; 3) complexity, intermittency and power-quality issues related to renewable power and electric cars; and 4) the recent availability of inexpensive communication technology that can provide real-time situational awareness from GridSense’s state-of-the-art sensors.  We estimate there are almost one million large and medium transformers in the USA.  Our TransformerIQ® product ranges in price from $1,000 to $3,000.  In June of 2011, GridSense landed the largest-ever transformer-monitoring project with one of the most progressive US utilities. This company, too, has an impressive and growing pipeline of sales opportunities and new product introductions.

US Seismic Systems is developing the critical sensor system to enable the digital oilfield revolution.  The US Seismic product is a new generation of Ultra High Sensitivity (UHS) fiber optic sensors for permanent reservoir monitoring of oil and gas production.  The company has received $1.8 million in orders this year, and the upcoming quarters will be a very important period for proving the technology with customers who are some of the largest oilfield operators and service companies in the world.  Once proven, this technology, which we believe possesses higher sensitivity, increased ruggedness and substantial cost advantage over legacy systems, promises to dramatically improve the production of oil and gas.  The current market for seismic sensor systems is $2 billion annually.  We expect to sell our product for one-fifth the cost of legacy systems and expect a greater increase in demand as a result. The next year of trials and product development will provide important clues as to how much future value US Seismic will be able to create for our shareholders.

ii

In my shareholder letter last year I discussed the Enercosm: the coming world of networked energy systems.  I want to emphasize that Acorn Energy offers our shareholders a unique investment in the next era of energy prosperity.  This new era will be driven by economies of connection – the benefits provided by vast networks of inexpensive sensors connected to operations centers via wireless communication.  The Enercosm will yield huge productivity gains for investors and our society, and we believe we own three outstanding companies that will profit from the realization of this vision. We have the resources and management to make it happen, and some good fortune could assure our success.

As you can tell from this letter, my confidence in Acorn’s future success is as high as ever.  I have showed that confidence in a more concrete fashion; since my last shareholder letter, I have acquired 215,365 shares of stock through option exercises and open market purchases, increasing my ownership to 849,112 shares.  I continue to believe the stock market is undervaluing our company.  Be patient.  In today’s volatile stock market, validation of our beliefs can come quite suddenly.

As always, thank you for your continued faith in Acorn Energy.  Please join us at our annual shareholder meeting on Monday, October 17, 2011 at noon at the Union League Club, 38 East 37th Street in New York City.  Jacket and tie are required and no jeans.

Sincerely,

John A. Moore
Chairman, President & CEO
September 1, 2011

iii

COMPANY DIRECTORY	ANNUAL REPORT 2010

HEADQUARTERS

Acorn Energy, Inc.
4 West Rockland Road
P.O. Box 9
Montchanin, DE 19710
302-656-1707
www.acornenergy.com

DIRECTORS & OFFICERS

John A. Moore
Director, President, CEO and
   Chairman of the Board
jmoore@acornenergy.com

George Morgenstern
Director, Founder and
   Chairman Emeritus of the Board

Richard J. Giacco
Director

Joe Musanti
Director and Chairman
   of Audit Committee

Richard Rimer
Director and Member of
   Audit Committee

Samuel M. Zentman
Director and Member of
   Audit Committee

Michael Barth
Chief Financial Officer

Joe B. Cogdell, Jr.
Vice President, General Counsel and
   Secretary

COMPANIES

DSIT Solutions Ltd.
2 Rechavam Zeevi Street
Givat Shmuel, 54017 Israel
www.dsit.co.il

GridSense™

GridSense Inc.
2568 Industrial Blvd, Suite 100
West Sacramento, CA 95691
www.gridsense.com

US Seismic Systems Inc.
9601 Variel Avenue
Chatsworth, CA 91311
www.us-si.com

INVESTOR RELATIONS

For additional information regarding
Acorn Energy, Inc. please contact:
Rod O’Connor
Cameron Associates
rod@cameronassoc.com

INDEPENDENT AUDITOR

Friedman LLP
Certified Public Accountants
100 Eagle Rock Avenue
East Hanover, NJ 07936
www.friedmanllp.com

LEGAL COUNSEL

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, NY 10017
www.eeklaw.com

REGISTRAR & TRANSFER AGENT

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, NY 10038
www.amstock.com

0

ACORN ENERGY, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Moore, Richard J. Giacco and Samuel M. Zentman, and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Acorn Energy, Inc. to be held at The Union League Club of New York, 38 East 37th Street, New York, NY 10016, on Monday, October 17, 2011, at 1:00 p.m., and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ACORN ENERGY, INC.

October 17, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement and Annual Report are available at http:materials.proxyvote.com/004848

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20630304000000000000 2 101711

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John A. Moore
- ○ George Morgenstern
- ○ Richard J. Giacco
- ○ Joe Musanti
- ○ Richard Rimer
- ○ Samuel M. Zentman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
4. Advisory vote on the frequency of executive compensation votes.	☐	☐	☐	☐

5. Act upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of the directors indicated, for approval of proposals 2 and 3, and "3 years" on proposal 4.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.